UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 30, 2023
STONERIDGE, INC.
(Exact Name of Registrant as Specified in its Charter)

Ohio	001-13337	34-1598949
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
39675 MacKenzie Drive, Suite 400, Novi, Michigan 48377
(Address of principal executive offices, and Zip Code)
(248) 489-9300
Registrant’s Telephone Number, Including Area Code
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, without par value	SRI	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note
This amended Form 8-K is being filed to amend the Form 8-K filed on January 31, 2023, by Stoneridge, Inc. (the “Company”) (the “Original Form 8-K”) that announced, among other things, the January 30, 2023 appointment of James Zizelman (“Mr. Zizelman”) as the Company’s new President and Chief Executive Officer. At the time of the filing of the Original Form 8-K the Company had not yet entered into a new employment agreement with Mr. Zizelman.
ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(c) On April 13, 2023, the Company and Mr. Zizelman entered into an employment agreement (the “Zizelman Employment Agreement”). The Zizelman Employment Agreement has an initial term of 11 months ending on December 31, 2023, and will be automatically renewed for one year every year thereafter unless notice of termination is delivered by either party at least 90 before the end of the then current term. The Zizelman Employment Agreement provides for an annual base salary of $600,000; participation in the Company’s annual incentive plan (“AIP”) at a target of 100% of base salary; a monthly car allowance; and participation in the Company’s customary benefit plans for senior executive officers. In addition, under the Zizelman Employment Agreement the Company has agreed to grant Mr. Zizelman certain share-based awards under the Company’s current Long-Term Incentive Plan (the “LTIP”) equal in value on the grant date to 125% of his then current base salary.
Under the Zizelman Employment Agreement if Mr. Zizelman is terminated by the Company without cause or he terminates the Zizelman Employment Agreement and his employment for good reason, the Company (following receipt of a general release) shall be obligated to pay him severance equal to his annual base salary and target annual incentive. In addition, upon a termination without cause (or good reason termination) the Company must continue to cover his health and welfare benefits for a period of twelve months following such termination.
In connection with the Zizelman Employment Agreement, on April 13, 2023, the Company and Mr. Zizelman also entered into a Change in Control Agreement (the “CIC Agreement”), a copy of which is attached to the Zizelman Employment Agreement (see Exhibit 10.1) as Appendix A. In summary, if within two years after a Change in Control (as defined in the CIC Agreement) Mr. Zizelman is terminated without cause or resigns for good reason then the Company (following receipt of a general release) shall be obligated to pay Mr. Zizelman a lump sum cash payment equal to the sum of two times Mr. Zizelman’s annual salary, plus two times his annual bonus, plus his pro rata annual bonus for any partial year worked. The Company shall also be obligated to continue Mr. Zizelman’s health and welfare benefits for 24 months.
Under the Zizelman Employment Agreement, Mr. Zizelman is entitled to be nominated for election to serve on the Company’s Board of Directors as long as the Zizelman Employment Agreement remains in effect. Mr. Zizelman is a nominee for election to the Board of Directors at the 2023 Annual Meeting of Shareholders.
The Zizelman Employment Agreement also contains certain other customary provisions for employment agreements, such as covenants by Mr. Zizelman regarding non-competition and non-solicitation and use of confidential information and a release obligation as a condition to severance payments.
Mr. Zizelman and the Company entered into an indemnification agreement (the “Indemnification Agreement”) on April 13, 2023 in the form attached hereto as Exhibit 10.2. The Indemnification Agreement provides certain contractual indemnification rights to Mr. Zizelman in order to address potential limitations in directors and officers insurance and to induce Mr. Zizelman to accept and continue to serve as an officer and/or employee of the Company. In consideration of the continued service as an officer and/or employee of the Company the Indemnification Agreement provides that the Company will indemnify Mr. Zizelman to the fullest extent not otherwise prohibited by the statute or other applicable law, including without limitation indemnity against any and all costs and expenses, in connection with any threatened, pending, or completed action, suit or proceeding, arbitration or other alternative dispute resolution mechanism, whether domestic or foreign, whether civil, criminal, administrative, or investigative, to which Mr. Zizelman is or at any time becomes a party, or is threatened to be made a party, as a result, directly or indirectly, of serving at any time: (i) as a director, officer, employee, or agent of the Company; or (ii) at the request of the Company as a director, officer, employee, trustee, fiduciary, manager, member, or agent of a corporation, partnership, trust, limited liability company, employee benefit plan, or other enterprise or entity, whether domestic or foreign.

The above summaries of the Zizelman Employment Agreement and the Indemnification Agreement are qualified in their entirety by references to the full text of such agreements, copies of which are filed as Exhibits 10.1, and 10.2 to this Form 8-K/A and incorporated herein by reference.
ITEM 9.01    Financial Statements and Exhibits.
(d)    Exhibits

Exhibit No.	Description

10.1	Employment Agreement, dated April 13, 2023, between the Company and James Zizelman.

10.2	Indemnification Agreement, dated April 13, 2023, between the Company and James Zizelman.

104	Cover Page Interactive Data File (the Cover Page Interactive Data File is embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stoneridge, Inc.

Date: April 18, 2023	/s/ Matthew R. Horvath
Matthew R. Horvath Chief Financial Officer and Treasurer (Principal Financial Officer)